EXHIBIT 4.1
VOTING AND CONVERSION AGREEMENT
     VOTING AND CONVERSION AGREEMENT, dated as of March 14, 2007 (this “Agreement”), by and among PXRE Group Ltd., a Bermuda company (“Parent”), Argonaut Group, Inc., a Delaware corporation (the “Company”), Capital Z Financial Services Fund II, L.P. (“Capital Z Fund”), Capital Z Financial Services Private Fund II, L.P. (“Capital Z Private Fund”), CapZ PXRE Holdings, LLC (“CapZ Holdings”), CapZ PXRE Holdings Private, LLC (“CapZ Holdings Private”), Capital Z Management, LLC (“Capital Management” and collectively with Capital Z Fund, Capital Z Private Fund, CapZ Holdings and CapZ Holdings Private, “Cap Z”), Reservoir Capital Master Fund, L.P. (“Reservoir Capital Master Fund”), Reservoir Capital Master Fund II, L.P. (“Reservoir Capital Master Fund II”), Reservoir Capital Partners, L.P. (“Reservoir Partners”), Reservoir Capital Investment Partners, L.P. (“Reservoir Investment”), Reservoir Capital Group, L.L.C. (“Reservoir Group” and, collectively with Reservoir Capital Master Fund, Reservoir Capital Master Fund II, Reservoir Partners and Reservoir Investment, “Reservoir”), RER Reinsurance Holdings, L.P. (“RER”) and Robert Stavis (“Robert Stavis” and, collectively with Cap Z, Reservoir, and RER “Stockholders”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (defined below).
W I T N E S S E T H:
     WHEREAS, Parent, Merger Sub, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, pursuant to Section 8.14 of the Merger Agreement, Parent shall cause the number of authorized common shares of Parent, par value $1.00 per share (the “Common Shares”) to be increased (the “Share Increase”);
     WHEREAS, pursuant to Section 4.1(c) of the Merger Agreement, the number of Common Shares outstanding shall be reduced pursuant to a one-for-ten reverse stock split (the “Reverse Stock Split”);
     WHEREAS, pursuant to Section 8.10 of the Merger Agreement, Parent shall cause the name of Parent to be changed to “Argo Group International Holdings, Ltd.” (the “Name Change”);
     WHEREAS, pursuant to Section 8.9 of the Merger Agreement, Parent shall increase the number of members of the board of directors of Parent to twelve (12) and shall use commercially reasonable efforts to increase the number of members of the board of directors of Parent to thirteen (13) (collectively, the “Board Increase”);
     WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) the number of shares of (i)

Series A Convertible Voting Preferred Shares of Parent, par value $1.00 per share (“Series A Preferred Shares”), (ii) Series B Convertible Voting Preferred Shares of Parent, par value $1.00 per share (“Series B Preferred Shares”), (iii) Series C Convertible Voting Preferred Shares of Parent, par value $1.00 per share (“Series C Preferred Shares” and collectively with Series A Preferred Shares and Series B Preferred Shares, “Preferred Shares”), (iv) Class A Convertible Voting Common Shares of Parent, par value $1.00 per share (“Class A Common Shares”), (v) Class B Convertible Voting Common Shares of Parent, par value $1.00 per share (“Class B Common Shares”), (vi) Class C Convertible Voting Common Shares of Parent, par value $1.00 per share (“Class C Common Shares” and collectively with Class A Common Shares and Class B Common Shares, “Convertible Common Shares”) and (vii) Common Shares, set forth opposite such Stockholder’s name on Schedule I (and with respect to each Stockholder, such Preferred Shares, Convertible Common Shares and Common Shares, together with any other Common Shares, the beneficial ownership of which is acquired by such Stockholder from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (including through the exercise of any stock options, warrants or similar instruments), its “Subject Shares”);
     WHEREAS, pursuant to that certain Description of Stock of Parent, dated as of February 12, 2002 (the “Description of Stock”), attached to the bye-laws of Parent, as amended (the “Bye-Laws”), Stockholders as holders of Preferred Shares and Convertible Common Shares have been granted certain approval rights with respect to actions proposed to be taken by Parent in connection with the Merger, including the right to approve (i) the expansion by Parent into lines of business other than continuing lines of business in which Parent is currently involved and (ii) any alteration or change to the terms, designations, powers, preferences or relative participating, optional or other special rights, or the qualifications, limitations or restrictions of the Preferred Shares or Convertible Common Shares;
     WHEREAS, pursuant to the Description of Stock, Stockholders may opt at any time to convert (i) Preferred Shares to Convertible Common Shares and (ii) Convertible Common Shares to Common Shares;
     WHEREAS, as a condition to their willingness to enter into this Agreement, Stockholders have required that Parent reduce the conversion price applicable to the conversion of Preferred Shares to Convertible Common Shares on the terms set forth herein only if the Merger is consummated; and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and the Company have requested that Stockholders enter into this Agreement pursuant to which each Stockholder shall, among other things, (i) vote all of their Subject Shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger, the Share Increase, the Reverse Stock Split, the amendment and restatements of the memorandum of association of Parent (the “Memorandum of Association”) and the Bye-Laws (such amendment and restatements together, the “Amendment and Restatements”), the Name Change and the Board Increase, (ii) deliver the consent described in Section 5 hereof and (iii) convert all of their Preferred Shares and Convertible Common Shares into Common Shares, immediately prior to consummation of the Merger.

     NOW, THEREFORE, to induce the Company and Parent to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     Section 1. Limited Irrevocable Proxies.
     (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Stockholder, to vote its Subject Shares, or grant a consent or approval in respect of such Subject Shares, at any meeting of stockholders of Parent or at any adjournment or postponement thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 6(a)(i)-(vii) hereof; provided, however, that each Stockholder shall be entitled to revoke such proxy in the event the Closing does not occur for any reason on or before August 31, 2007 or the Merger Agreement is terminated in accordance with its terms.
     (b) Each Stockholder represents and warrants that any proxies heretofore given in respect of its Subject Shares are not irrevocable and that any such proxies have been or are hereby revoked.
     (c) Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms and that no subsequent proxies with respect to its Subject Shares shall be given (and if given shall not be effective). Each Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Bye-Laws and Bermuda law. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.
     Section 2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants as follows:
     (a) Ownership of Subject Shares. Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth opposite its name on Schedule I, free and clear of any liens, warrants, options or other rights to purchase or acquire such Subject Shares other than those imposed by securities laws and by this Agreement. Stockholder has the exclusive right to vote the Subject Shares set forth opposite its name on Schedule I, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

     (b) Authority; No Conflict. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provision of any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder’s property or assets.
     (c) No Filings; Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or any other Person are necessary to be made by Stockholder in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the limited irrevocable proxy pursuant to Section 1(a) hereof.
     (d) Reliance. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
     (e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent or the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholders.
     Section 3. Representations and Warranties of the Company. The Company hereby represents and warrants that the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of the Company or any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to the Company or any of the Company’s property or assets. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Stockholder or Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 4. Representations and Warranties of Parent. Parent hereby represents and warrants that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the Memorandum of Association or Bye-Laws or any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent’s property or assets. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Stockholder or the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     Section 5. Consents of Preferred Shares and Convertible Common Shares.
     (a) Each Stockholder hereby agrees that, concurrently with the execution and delivery of this Agreement and the Merger Agreement, it shall execute and deliver to Parent a consent, substantially in the form attached as Exhibit A (the “Consent”), to:
     (i) the substitution of $6.24 (the “Substituted Conversion Price”) for the “Current Conversion Price” calculated in accordance with the terms of the Description of Stock for the purpose of calculating the conversion ratio applicable to the conversion of Preferred Shares to Convertible Common Shares pursuant to Section 7(a) hereof;
     (ii) the waiver of any dividends that would have otherwise accrued on the Preferred Shares in accordance with the terms of the Description of Stock from and after December 31, 2006 (the “Waived Dividends”) and the acknowledgment that such Waived Dividends shall not constitute “past due” dividends under Section 4(c) of the Description of Stock;
     (iii) the exclusion of the Waived Dividends that otherwise would have been included in each of the Series A Preferred Liquidation Preference, the Series B Preferred Liquidation Preference and the Series C Preferred Liquidation Preference for the purpose of calculating the Series A Conversion Ratio, the Series B Conversion Ratio and the Series C Conversion Ratio, respectively;
     (iv) the waiver of any adjustments to the Current Conversion Price that would have otherwise occurred as a result of the Merger and the related transactions in accordance with Sections 7(a), 7(b) and 7(d) of the Description of Stock;
     (v) the expansion by Parent into lines of business other than continuing lines of business in which Parent is currently involved resulting from the Merger;

     (vi) the entry by such Stockholder and Parent into this Agreement and the conversions provided by Section 7 hereof; and
     (vii) the Board Increase;
provided, that such consents are conditioned upon the Closing occurring on or before August 31, 2007, and in the event the Closing does not occur on or before August 31, 2007 or the Merger Agreement is terminated in accordance with its terms, the foregoing consents shall hereby be automatically rescinded, shall have no effect and shall be void ab initio; provided, further, that any Waived Dividends that become payable as a result thereof shall not be deemed “past due” dividends under Section 4(c) of the Description of Stock if paid on the next applicable Dividend Due Date; provided, further, that if the Closing does occur and any dividends or distributions are declared or paid in respect of the Common Shares at or prior to the Closing, then Stockholders shall be entitled to share in such dividend or distribution in respect of the Preferred Shares and Convertible Common Shares on an as-converted basis (assuming the Substituted Conversion Price).
     (b) Subject to Section 5(a), the Consent shall remain in full force and effect until the termination of this Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person prior to the termination of this Agreement that is inconsistent with the terms hereof.
     Section 6. Voting Covenants of Stockholders. Each Stockholder agrees as follows:
     (a) Without in any way limiting Stockholder’s right to vote its Subject Shares in such Stockholder’s sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, the Share Increase, the Reverse Stock Split, the Amendment and Restatements, the Name Change or the Board Increase or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger, the Share Increase, the Reverse Stock Split, the Amendment and Restatements, the Name Change or the Board Increase is sought, Stockholder shall vote (or cause to be voted) its Subject Shares:
     (i) in favor of the Merger, the approval and adoption of the Merger Agreement and approval of any other transactions contemplated by the Merger Agreement;
     (ii) in favor of the Share Increase;
     (iii) in favor of the Reverse Stock Split;
     (iv) in favor of the Amendment and Restatements;
     (v) in favor of the Name Change;

     (vi) in favor of the Board Increase; and
     (vii) against (x) any Parent Alternative Transaction Proposal or any merger agreement or merger (other than the Merger Agreement and the Merger), amalgamation, consolidation, combination, sale of substantially all of Parent’s assets, sale or issuance of securities of Parent or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Parent or any of its Subsidiaries and (y) any amendment of the Memorandum of Association or Bye-Laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement, including, without limitation, the Share Increase, the Reverse Stock Split, the Amendment and Restatements, the Name Change and the Board Increase.
     (b) Stockholder shall not enter into any agreement or understanding with any Person prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with this Section 6.
     (c) Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of (including by gift) or encumber any of its Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement unless the acquirer of such Subject Shares executes a counterpart signature page to this Agreement and agrees to be bound by all of the restrictions, obligations and commitments of Stockholders hereunder. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to its Subject Shares, deposit such Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to such Subject Shares and shall not commit or agree to take any of the foregoing actions.
     (d) Stockholder shall be deemed to be a Representative at all times for purposes of Section 8.3(a) of the Merger Agreement (regardless of whether Stockholder is in fact a Representative at the relevant time) and shall comply with the terms of Section 8.3(a) of the Merger Agreement.
     Section 7. Conversion Covenants of Stockholders. Upon certification by Parent and the Company to the Stockholders of the satisfaction or waiver of all the conditions set forth in Article IX of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), each Stockholder agrees that at least one (1) Business Day prior to the Closing Date such Stockholder shall:
     (a) surrender all Preferred Shares with written evidence to Parent at its office designated pursuant to the Bye-Laws (substantially in the form attached as Exhibit B) of such

Stockholder’s election to convert all Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares of such Stockholder into fully paid and nonassessable Class A Common Shares, Class B Common Shares or Class C Common Shares, respectively, using the Substituted Conversion Price and excluding the Waived Dividends from the calculation of the applicable conversion ratio, but otherwise in accordance with the terms of the Description of Stock; and
     (b) surrender all Convertible Common Shares with written evidence to Parent at its office designated pursuant to the Bye-Laws (substantially in the form attached as Exhibit B) of such Stockholder’s election to convert all Class A Common Shares, Class B Common Shares and Class C Common Shares of such Stockholder (including all of the Convertible Common Shares resulting from the conversion in subparagraph 7(a) above) into fully paid and nonassessable Common Shares on a one-for-one ratio in accordance with the terms of the Description of Stock;
     provided, that such conversion shall be conditioned upon the Closing occurring on or prior to August 31, 2007 and if the Closing does not occur on or before August 31, 2007 for any reason or the Merger Agreement is terminated pursuant to its terms, the foregoing covenants to convert and any elections made in accordance therewith shall hereby be rescinded, shall have no effect and shall be void ab initio and Stockholders shall continue to hold such Preferred Shares and Convertible Common Shares Stockholders held of record immediately prior to such elections to convert and the current conversion terms as set forth in the Description of Stock shall apply to any future conversions thereof.
     Section 8. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
     Section 9. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of such Stockholder. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Parent affecting the Subject Shares or the acquisition of additional shares of Subject Shares, the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Subject Shares issued to or acquired or disposed of by such Stockholder.
     Section 10. Stockholder Capacity. Each Stockholder enters into this Agreement solely in such Stockholder’s capacity as the record and beneficial owner of its Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder’s capacity as an officer or director of Parent.
     Section 11. No Ownership Interest. Except as expressly set forth in this

Agreement, nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholders, and the Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholders in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.
     Section 12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by any party hereto without the prior written consent of each of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, further, that any Stockholder may assign its rights and obligations in connection with any transfer of Subject Shares made in accordance with Section 6(c). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 13. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, and (iii) August 31, 2007; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful breach of its covenants or a willful breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.
     Section 14. General Provisions.
     (a) Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.
     (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties. All notices hereunder shall be delivered to the Company and Parent in accordance with Section 11.2 of the Merger Agreement and to each Stockholder at its address set forth on Parent’s stock ledger (or at such other address for a party as shall be specified by like notice).
     (c) Costs and Expenses. Whether or not the Merger is consummated, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
     (d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the collective efforts of the Company, Parent and Stockholder, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.” The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”
     (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     (f) Governing Law and Venue; Waiver of Jury Trial.
     (i) This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(b) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(f)(ii).
     (g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     (h) Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholders set forth in Sections 5, 6 and 7 hereof shall be subject to the foregoing provisions of this Section 14(i).
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.
PXRE GROUP LTD.
By:/s/ Jeffrey L. Radke
Name: Jeffrey L. Radke
Title:  President & Chief Executive Officer
ARGONAUT GROUP, INC.
By:/s/ Byron L. LeFlore, Jr.
Name: Byron L. LeFlore, Jr.
Title:   Senior Vice President

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
By:/s/ Bradley Cooper
Name: Bradley Cooper
Title:
CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
By: /s/ Bradley Cooper
Name: Bradley Cooper
Title:
CAPZ PXRE HOLDINGS, LLC
By: /s/ Bradley Cooper
Name: Bradley Cooper
Title:
CAPZ PXRE HOLDINGS PRIVATE, LLC
By: /s/ Bradley Cooper
Name: Bradley Cooper
Title:
CAPITAL Z MANAGEMENT, LLC
By: /s/ Bradley Cooper
Name: Bradley Cooper
Title:

RESERVOIR CAPITAL MASTER FUND, L.P.
By: /s/ Craig Huff
Name: Craig Huff
Title:
RESERVOIR CAPITAL MASTER FUND II, L.P.
By: /s/ Craig Huff
Name: Craig Huff
Title:
RESERVOIR CAPITAL PARTNERS, L.P.
By: /s/ Craig Huff
Name: Craig Huff
Title:
RESERVOIR CAPITAL INVESTMENT PARTNERS, L.P.
By: /s/ Craig Huff
Name: Craig Huff
Title:
RESERVOIR CAPITAL GROUP, L.L.C.
By: /s/ Craig Huff
Name: Craig Huff
Title:

RER REINSURANCE HOLDINGS, L.P.
By: /s/ Richard E. Rainwater by Melissa T. Parrish, Attorney-in-fact

Name: Richard E. Rainwater
Title: General Partner

ROBERT STAVIS
/s/ Robert Stavis